Exhibit 10.11

PRIVATE AND CONFIDENTIAL

October 21, 2019

Katina Dorton

[ADDRESS]

Dear Katina:

In accordance with our conversation on October 8, 2019, this letter (“Separation Agreement”) will confirm the decision of Repare Therapeutics USA Inc. (the “Company”) to terminate your employment effective October 10, 2019 (the “Separation Date”) and replaces the letter provided to you on October 8, 2019. Capitalized terms used herein but not otherwise defined have the meaning ascribed to such term in your employment agreement with the Company dated March 25, 2019 (the “Employment Agreement”).

All unpaid base salary as of the Separation Date was paid to you on October 18, 2019. All unused accrued vacation (in respect of 7 accrued but unused vacation days) as of the Separation Date will be paid to you on November 1, 2019. Please submit all outstanding business expenses, if any, and Temporary Living Expenses for reimbursement as soon as reasonably practicable following your return from your scheduled vacation abroad on or about October 29, 2019.

1.	Separation Payments and Benefits. As consideration for you signing this Separation Agreement and the attached full and final release:

(a)

Subject to the conditions set forth in this Separation Agreement, the Company will pay you a Severance Amount of $354,375, reduced dollar-for-dollar by the fees paid to you during the consulting period referenced in the attached Independent Contractor Agreement dated of even date herewith.

(b)

Subject to the conditions set forth in this Separation Agreement and in accordance with section 6.2(c) of your Employment Agreement, if you timely elect COBRA health continuation coverage, then the Company will pay you a monthly cash payment equal to the monthly (or more frequent) employer contribution that the Company would have made to provide health insurance to you under the Company’s group health plan had you remained employed with the Company for nine months or your COBRA health continuation period, whichever ends earlier. This monthly payment in respect of medical and dental benefits is $1,798.98 and the monthly payment for vision benefits is currently estimated at $10 and the actual amount will be communicated to you after the Company receives an invoice for its employer contributions that includes you as a participant in the vision benefits plan.

(c)

The amounts payable under (a) and (b) above will be paid in substantially equal installments in accordance with the Company’s payroll practices over nine months following the Separation Date. The first installment will be made on the first payroll date following the expiration of the Revocation Period (as defined in the attached release) and will include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date.

(d)

Subject to the conditions set forth in this Separation Agreement and in accordance with section 6.2(b) of your Employment Agreement and the terms of your option grant agreement, 393,750 of your 1,350,000 stock options to acquire common shares of Repare Therapeutics Inc. (“Repare”) will become immediately vested and remain exercisable for six months following the Separation Date. The remaining 956,250 stock options will immediately be forfeited on the Separation Date. The exercise of vested stock options is subject to the terms and conditions of the Repare Therapeutics Inc. Option Plan, including the requirement to agree to be bound by Repare’s shareholders agreement.

2.

Group Benefits. All group benefit coverage will cease on the Separation Date. You will be provided with information regarding COBRA health continuation coverage. If you wish, you may exercise conversion options, at your own expense, to convert some of your group coverage to an individual policy when your group coverage ends. You should contact [NAME] at [PHONE NUMBER] immediately for details regarding this conversion option, as there may be time limits for these conversion options. The Company recommends that you take whatever steps you feel appropriate to obtain replacement benefit coverage when your existing coverage expires.

3.	Annual Bonus. You acknowledge and agree that you do not qualify for an Annual Bonus for 2019.

4.	Indemnification. The Company will continue to provide you with directors’ and officers’ liability insurance coverage and indemnification in accordance with section 4.9 of your Employment Agreement.

5.	Tax Equalization Payments. You will be entitled to receive tax equalization payments, to the extent applicable, in accordance with section 4.6 of your Employment Agreement.

6.

Return of Company Property. You shall promptly return all Company property, including computer and other electronic equipment, keys or passes, literature, files and other documentation, software, and passwords as soon as reasonably practicable following your return from a scheduled vacation on or about October 29, 2019. The Company will provide you with an electronic copy of your calendar and contact list.

7.

Post-Employment Covenants. You acknowledge and agree that you will continue to be subject to post-employment obligations regarding confidentiality, non-solicitation and non-disparagement set forth in sections 10, 11 and 13 of your Employment Agreement and that the remedies set forth in section 6.2(a) and 15 of your Employment Agreement will continue to be available to the Company. The Company acknowledges and agrees that it will continue to be subject to the non-disparagement obligations set forth in section 13 of your Employment Agreement and, to the extent that the Company (either publicly or through statements of its Chief Executive Officer or other members of the Board of Directors) makes any statement to internal or external parties concerning your employment with the Company (including with respect to any requests for references from other potential employers), such statement shall be consistent with the prior written messaging by the Chief Executive Officer to the Company’s employees on October 10, 2019. Subject to the Company’s non-disparagement obligations, nothing herein shall restrict the Company’s ability to disclose the terms of this Agreement as may be required or as determined in good faith to be necessary in the Company’s normal course of business, including in any securities disclosures or to third parties provided such third parties adhere to reasonable and customary obligations of confidentiality and non-disclosure. In addition, you agree to keep the terms of this letter in strict confidence and not disclose any of its terms to any person or corporation, except that you may disclose the terms of this Agreement to your immediate family, your lawyer, accountant, or as may be required by law or as necessary to enforce the terms hereof, and you agree that you shall be responsible for ensuring that these individuals adhere to similar obligations of confidentiality and non-disclosure..

8.

Cooperation. You agree to cooperate with the Company following your Separation Date as set forth in section 9 of your Employment Agreement. You also agree to enter into the consulting agreement attached as schedule B hereto.

9.	Statutory Compliance. All payments under this Separation Agreement are expressed in United States currency and subject to withholding taxes and statutory or authorized deductions.

10.

No Admission of Liability. You understand and agree that nothing in this Separation Agreement or in the attached release shall be deemed an admission of liability on the part of the Company, and, in fact, such liability is specifically denied.

11.

Release Form. All payments and benefits set forth in paragraph 1 of this Separation Agreement are conditional upon you signing, in the presence of a witness, a copy of both this Separation Agreement and the full and final release attached as Schedule A and returning original signed copies of both to me by no later than 5:00 PM on November 11, 2019.

12.

Entire Agreement. This Separation Agreement and the attachments hereto constitute the entire agreement between you and the Company with respect to the subject matter herein and supersedes and replaces any and all previous agreements, written or oral, express or implied. Any modifications or amendments to this Separation Agreement or any of the attachments hereto must be in writing and signed by both parties or else they shall have no force and effect.

13.

Severability. If any provision in this Separation Agreement is hereafter construed to be invalid or unenforceable, the same shall not affect the remaining provisions of this Separation Agreement, which shall be given full effect, without regard to the invalid provision, and any court having jurisdiction shall have the power to rewrite the offending provision, delete any or all of the offending provision, add additional language to this Separation Agreement or make such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by applicable law.

14.

Enurement. This Separation Agreement shall enure to the benefit of and be binding upon you and your respective successors and assigns, including without limitation, your heirs, executors, administrators and personal representatives.

15.	Governing Law. The Separation Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regards to its conflict of laws principles.

I trust that you will find these arrangements satisfactory. To accept the terms of this Separation Agreement, please sign a copy of the Separation Agreement and attached release and consulting agreement and return them to me by the time and date set out above.

On behalf of Repare, thank you for your service and contributions. We wish you the best in your future endeavours.

Yours very truly,

/s/ Lloyd Segal

Lloyd Segal

Chief Executive Officer

ACKNOWLEDGEMENT

I have read and understand and hereby accept the Company’s offer as set out above. I acknowledge that I have had a reasonable opportunity to obtain independent legal advice with respect to the Company’s offer.

Dated this 22nd day of October, 2019.

/s/ Shukradev Ishaya	/s/ Katina Dorton
WITNESS	Katina Dorton

SCHEDULE “A”

FULL AND FINAL RELEASE

I, Katina Dorton, in exchange for the consideration of the payments and benefits described in the attached separation agreement dated October 21, 2019 (which replaced the original letter dated October 8, 2019) (the “Separation Agreement”), the sufficiency of which is hereby expressly acknowledged, agree, represent and warrant that:

1.

Except for the rights and obligations created by the Separation Agreement, I, for and on behalf of myself and my past and present spouse(s), agents, heirs, executors, administrators and assigns, hereby release, acquit and forever discharge Repare Therapeutics USA Inc. (the “Company”), Repare Therapeutics Inc., and their respective past and present parent companies, subsidiaries, affiliates and related companies, as well as their respective current and former officers, directors, agents, trustees, shareholders, insurers, assigns, representatives, and attorneys, and each of them, both in their individual and representative capacities, (collectively, the “Released Parties”), to the fullest extent permitted by law, from any and all claims, demands, grievances, causes of action and rights of appeal (“Claims”), whether known and unknown, that I had, have or may have against any of them and that are based upon acts, omissions or events that occurred on or before the Effective Date (as defined below) relating to my employment with the Company or termination therefrom, including, but not limited to:

(a)

all Claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. s. 2000e, the Americans with Disabilities Act, 42 U.S.C. s. 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. s. 621, et seq. (“ADEA”), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. s. 210, et seq., the Family Medical Leave Act, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended;

(b)

all Claims, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether civil, criminal or administrative, whether known or unknown, for damages or monies owed by Releasees, including compensatory damages, emotional distress damages, physical injury damages, punitive damages, attorney’s fees, costs, and interest, including all Claims for back pay, overtime pay, severance pay, notice pay, health benefits, retirement benefits, all other benefits, vacation pay, holiday pay, sick pay, commissions, bonuses, relocation expenses, loans, expense reimbursements, or other monies due. I acknowledge and agree that, except as set forth herein, I have received payment in full for all services rendered to the Company prior to the Separation Date, including, but not limited to, all wages, vacation pay, sick leave, bonuses, and any other employment compensation or fringe benefit, and I hereby release the Company and the Released Parties from any such claims;

(c)

all Claims under the Massachusetts Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, and any other state, federal, city, county or local statute, rule, regulation, ordinance or order, or the national or local common law of any jurisdiction located within or outside the United States of America that relates to employers, employees or the workplace;

(d)

any Claim for future consideration for employment with the Company, any claims for attorneys’ fees and costs and any employment rights or entitlement law, and any claims for wrongful discharge, intentional infliction of emotional distress, defamation, libel or slander, payment of wages, outrageous behavior, breach of contract or any duty allegedly owed to me, discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or another unlawful criterion or circumstance, and any other theory of recovery.

Notwithstanding the foregoing, this release of Claims shall not include any rights that I have to (i) continued indemnification by the Company and coverage under any applicable directors’ and officers’ liability insurance policy(ies), and (ii) rights to payment of compensation and benefits under the Separation Agreement or to vested entitlements under the Company’s applicable employee plans and programs.

2.

As part of the general release set out above, I specifically agree that I hereby release, remise and forever discharge the Company and the Released Parties, and each of them, both in their individual and representative capacities, from any and all Claims, both known and unknown, arising under the ADEA that I had, have or may have against any of them and that are based upon acts, omissions or events that occurred on or before the Effective Date. I understand and acknowledge the significance and consequences of this specific waiver of any ADEA Claims, have received or have had the opportunity to receive independent legal advice from my attorneys regarding this waiver, and hereby assume full responsibility for any damage, loss or liability which I may hereafter incur by reason of such waiver.

3.

It is the intention of the parties to make this release as broad and as general as the law permits. This Release does not prevent me from enforcing my non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended) under applicable retirement plans, unemployment insurance benefits, workers’ compensation Claims, or other Claims that cannot legally be waived. Further, nothing herein prevents me from interacting with or filing a charge with, as authorized by law, the EEOC or any other bona fide government agency; however, I will not seek or be entitled to any personal recovery in any action or proceeding that may be commenced on my behalf arising out of the matters released hereby.

4.	Representations and Warranties

(a)

I represent and warrant that I do not have any lawsuit, claim, charge, grievance or complaint (each an “Action”) against the Company or any of the Released Parties pending in any forum, based upon acts, omissions or events occurring prior to the Effective Date of this Release, that I will not at any time hereafter file any Action against the Company or any of the Released parties in any forum.

(b)	Representations re Waiver of ADEA Claims: As required by the ADEA, I understand, represent, warrant and agree that:

(i)	I was advised (and am hereby advised) in writing to consider the terms of this Release and to consult with an attorney of my choice prior to executing this Release;

(ii)	prior to executing this Release, I had the opportunity to consider this Release for an amount of time that I considered to be reasonable;

(iii)	I knowingly and voluntarily agree to all of the terms set forth in this Release;

(iv)	I am executing this Release in exchange for good and valuable consideration; and

(v)	I knowingly and voluntarily intend to be legally bound by this Release.

(c)	Consideration Period

(i)

I acknowledge that I have been afforded at least 21 days to consider the meaning and effect of this Release and any changes to this Release or the Separation Agreement, whether material or immaterial, do not restart the running of the 21 day consideration period. If I sign this Release, the 7-day Revocation Period described below will begin after I have signed this Release.

(ii)

I acknowledge and agree that if I execute this Release prior to the expiration of 21 days after my receipt thereof, and/or choose to forego seeking the advice of independent legal counsel, I do so freely, and I knowingly waive any and all future claims that such action(s) would affect the validity of this Release.

5.

Revocation Period: I have the right to revoke this Release within 7 days of signing it (“Revocation Period”). To revoke this Release, I must send a written letter by overnight delivery, personal delivery or registered mail to: Repare Therapeutics Inc., Attn: Lloyd Segal, 7210 Frederick-Banting, Suite 100, St. Laurent, QC H4S 2A1.

6.	This Release is binding upon me and my past and present spouse(s), agents, heirs, executors, administrators, and assigns and shall inure to the benefit of the Company and the Released Parties.

7.

This Release and the Separation Agreement constitute the complete understanding between me and the Company and supersede all other agreements not specifically reaffirmed in those agreements. No other promises or agreements will be binding unless signed by me and the Company.

8.

This Release shall be effective on the date on which I sign this Release, but no sooner than my last day of employment (the “Effective Date”), and shall become irrevocable upon expiration of the Revocation Period described above.

SIGNED in the presence of:

/s/ Shukradev Ishaya	/s/ Katina Dorton
WITNESS SIGNATURE	EMPLOYEE SIGNATURE

Shukradev Ishaya	Katina Dorton
WITNESS NAME (PRINTED)	EMPLOYEE NAME (PRINTED)

22/10/2019
DATE (dd/mm/yyyy)

Schedule “B”

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made October 21, 2019 (the “Effective Date”).

BETWEEN:

Repare Therapeutics USA Inc.

(the “Company”)

- and -

Katina Dorton

(the “Contractor”)

(collectively referred to as the “Parties”)

WHEREAS the Company wishes to retain the Contractor as an independent contractor to provide certain services to the Company, on the terms and conditions set forth in this Agreement.

THEREFORE, the Parties agree as follows:

1.	TERM OF AGREEMENT

(a) The term of this Agreement shall be for the period commencing on the Effective Date and continuing until December 31, 2019, unless extended by mutual agreement of the Parties in writing.

2.	SERVICES TO BE PROVIDED

(a) The Company hereby retains the Contractor to perform those services or tasks as shall be reasonably assigned to the Contractor by the Chief Executive Officer of the Company or any designee of the Chief Executive Officer of the Company during the term (the “Services”).

(b) The Contractor shall not have the authority or discretion to enter into any agreement, contract or understanding that legally binds the Company or otherwise assume, create or incur any obligations or liabilities on behalf of the Company, except as expressly provided for in this Agreement, without first obtaining the prior written consent of the Company.

(c) The Contractor will be indemnified by the Company for any services that she performs hereunder on the same basis as if she were then actively employed as an officer of the Company.

3.	FEES

In consideration of the Services provided, the Company shall pay to the Contractor a fixed weekly fee of US$1,000, payable monthly in arrears (the “Fees”).

4.	HOURS OF WORK

There shall be no set hours of work. However, the Contractor agrees to be reasonably available to provide Services to the Company as may be required subject to her then current business and personal commitments. The Parties agree that such hours will not exceed (i) an average of five hours per week during the consulting term, it being understood and agreed by the Company that the Contractor will have limited availability to render services during the two week vacation abroad that the Contractor is taking during the period October 15-29, 2019.

5.	INDEPENDENT CONTRACTOR

The Contractor is and shall remain at all times an independent contractor and is not, and shall not represent herself to be an agent, joint venturer, partner, officer, director or employee of the Company. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between the Contractor and the Company. The Contractor has sole responsibility, as an independent contractor, to comply with all laws, rules and regulations relating to the provision of Services, including without limitation, requirements for taxes, unemployment and disability insurance, and social security. The Contractor shall be responsible for deducting any and all applicable federal, state and local taxes, deductions, premiums, and amounts owing with respect to those Fees paid by, and any amounts paid by the Company and remitting such amounts to those governmental authorities as prescribed by law. As an independent contractor, the Contractor shall not be entitled to any employment related benefits. Upon termination of this Agreement, the Company shall only be responsible for paying those Fees associated with Services provided by the Contractor up to and including the termination date.

6.	SEVERABILITY

In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor shall it affect the validity or enforceability of such covenants, provisions or restrictions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

7.	CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by both Parties or else they shall have no force and effect.

8.	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Contractor’s heirs, executors, administrators and personal representatives.

9.	ASSIGNMENT

The Contractor may not assign any of the Contractor’s rights or delegate any of the Contractor’s duties or responsibilities under this Agreement, without the Company’s prior written consent. The Company may, without the consent of the Contractor, assign its rights, duties and obligations under this Agreement to an affiliate, but shall remain secondarily liable for payment of any amounts owed to Contractor.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied. For the avoidance of doubt, no right or obligation of either party under this Agreement will impact either party’s rights or obligations under the Separation Agreement.

11.	GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws.

12.	EXPENSES

The Company agrees to reimburse the Contractor for eligible expenses incurred by the Contractor in the course of performing the Services hereunder that are pre-approved by the Company in writing following a detailed request by the Contractor which includes a maximum amount to be reimbursed.

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

REPARE THERAPEUTICS USA INC.

By:	/s/ Lloyd Segal
Name: Lloyd Segal
Title: Chief Executive Officer

Date: October 21, 2019

KATINA DORTON

Date:

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

REPARE THERAPEUTICS USA INC.

By:
Name: Lloyd Segal
Title: Chief Executive Officer

Date:

KATINA DORTON

/s/ Katina Dorton

Date: October 22, 2019